EXHIBIT 23.3

Consent of Deloitte & Touche LLP, Independent Auditors

We consent to the incorporation by reference in this Registration Statement of AmerisourceBergen Corporation on Form S-3 of our report dated November 1, 2000, (except for Note 17 as to which the date is December 20, 2000) appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 2000 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
May 23, 2003